EXHIBIT 11B

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PAN AM CORPORATION AND SUBSIDIARIES
COMPUTATION OF EARNINGS PER COMMON SHARE

FOR THE SIX MONTHS ENDED JUNE 30,

                                          1997                          1996
                               ---------------------------    --------------------------
                                                  FULLY                         FULLY
                                  PRIMARY        DILUTED        PRIMARY        DILUTED
                               ------------   ------------    -----------    -----------
Weighted average number of
   common shares outstanding     11,143,796     11,143,796      4,758,971      4,758,971

Additional shares due to:

   Series A preferred stock               0              0              0              0

   Series B preferred stock               0              0              0              0
                               ------------   ------------    -----------    -----------

Total equivalent shares          11,143,796     11,143,796      4,758,971      4,758,971
                               ============   ============    ===========    ===========

Earnings per share:

Net loss                       $(31,613,009)  $(31,613,009)   $(4,110,476)   $(4,110,476)

Less: Preferred stock
      dividends                    (419,240)      (419,240)             0              0
                               ------------   ------------    -----------    -----------

Adjusted net loss              $(32,032,249)  $(32,032,249)   $(4,110,476)   $(4,110,476)
                               ============   ============    ===========    ===========

Earnings per common share      $      (2.78)  $      (2.87)   $     (0.86)   $     (0.86)
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